EXHIBIT 23.1

CONSENT OF ODENBERG ULLAKKO MURANISHI & CO. LLP, INDEPENDENT AUDITORS

The Board of Directors
Calypte Biomedical Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 19, 2004, except for Note 18, as to which the date is June 10, 2004, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in Calypte Biomedical Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2003. We also consent to the reference to our firm under the heading "Interest of Named Experts and Counsel" in such Registration Statement.

/s/    Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California
June 10, 2004